Calumet Specialty Products Partners, L.P. Reports Fourth Quarter 2009 Results

INDIANAPOLIS—(PR NEWSWIRE)— February 17, 2010— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the quarter ended December 31, 2009 of $8.2 million compared to net income of $18.5 million for the quarter ended December 31, 2008.  For the year ended December 31, 2009, net income was $61.8 million compared to net income of $44.4 million in 2008.  Calumet reported net cash provided by operating activities of $100.9 million for 2009 as compared to $130.3 million for 2008.

Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $32.2 million and $26.8 million, respectively, for the quarter ended December 31, 2009 as compared to $44.2 million and $13.6 million, respectively, for the quarter ended December 31, 2008. Distributable Cash Flow for the quarter ended December 31, 2009 was $18.4 million as compared to $3.1 million for same period in 2008. The $13.1 million increase in Adjusted EBITDA quarter over quarter was primarily due to increases in realized derivative gains of $51.0 million to a gain of $5.1 million in 2009 as compared to a realized derivative loss of $45.9 million in 2008 due to significant declines in crude oil prices, offset by lower gross profit of $46.6 million as discussed below.  (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of measures and reconciliations of such measures to the comparable GAAP measures.)

Net income for the fourth quarter of 2009 decreased by $10.4 million as compared to the same period in 2008, due primarily to both a decrease of $46.6 million in gross profit and an increase of $4.3 million in selling, general and administrative expenses, partially offset by increased derivative gains of $39.7 million. The decrease in gross profit was primarily due to increasing crude oil prices during the fourth quarter of 2009 as compared to the declining crude oil price environment in the fourth quarter of 2008 as well as lower overall selling prices of specialty products in the fourth quarter of 2009 compared to the fourth quarter of 2008. The increased selling, general and administrative expenses were primarily due to increased incentive compensation costs in the fourth quarter of 2009 as compared to 2008. The increased derivative gains of $39.7 million were due primarily to the 2008 settlement of certain crude oil derivative instruments that experienced a significant decline in value as crude oil prices declined in the fourth quarter of 2008.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
	(In millions)
Gross profit by segment:
Specialty products	$27.5	$77.7	$141.6	$187.6
Fuel products	7.1	3.5	31.5	66.3
Total gross profit	$34.6	$81.2	$173.1	$253.9

Gross profit by segment for the fourth quarter of 2009 for specialty products and fuel products was $27.5 million and $7.1 million, respectively, compared to $77.7 million and $3.5 million, respectively, for the same period in 2008. The decrease in specialty products segment gross profit quarter over quarter was primarily due to lower overall specialty products selling prices in relation to crude oil prices partially offset by increased sales volume of 18.7%. The increase in fuel products segment gross profit was due to higher gasoline crack spreads on our unhedged gasoline sales in the fourth quarter of 2009 as compared to the same period in 2008.  This increase was partially offset by lower crack spreads on our unhedged diesel and jet fuel sales quarter over quarter as well as the deferral of crude oil hedging losses in the fourth quarter of 2008 of $9.4 million in our fuel products segment as compared to a deferral of crude oil hedging gains of $2.0 million in our fuel products segment in the fourth quarter of 2009.

Total specialty products segment sales volume for the fourth quarter of 2009 was 25,939 barrels per day (“bpd”) as compared to 21,848 bpd for the same period in 2008, an increase of 4,091 bpd or 18.7%.  Our sales volumes increase for the specialty products segment was primarily driven by lubricating oils sales volume. The increase in lubricating oils sales volume was driven primarily by increased production rates at the Shreveport refinery.

Total fuel products segment sales volume for the fourth quarter of 2009 was 30,517 bpd as compared to 26,325 bpd in the same period in 2008, an increase of 4,192 bpd, or 15.9%.  Our sales volumes increase for the fuels segment was primarily due to the increase in production rates at the Shreveport refinery.

“We finished 2009 with our fourth consecutive quarter of solid Adjusted EBITDA; however, the continued economic weakness  and lower fuel products crack spreads continue to weigh on our results.  We were pleased to finalize our specialty products agreements with LyondellBasell during the fourth quarter and expect these agreements will have a positive impact on our 2010 results. In addition, we were pleased with the results of our common unit offering in December,” said Bill Grube, Calumet’s CEO and President.

LyondellBasell Agreements

As announced on September 29, 2009, Calumet entered into multiyear agreements (the “LyondellBasell Agreements”) with Houston Refining LP, a wholly-owned subsidiary of LyondellBasell (“Houston Refining”), to form a long-term exclusive specialty products affiliation. Under the terms of the LyondellBasell Agreements, (i) Calumet is the exclusive purchaser of Houston Refining’s naphthenic lubricating oil production at its Houston, Texas refinery and is required to purchase a minimum of approximately 3,000 bpd, and (ii) Houston Refining will process a minimum of approximately 800 bpd of white mineral oil for Calumet at its Houston, Texas refinery, which will supplement the existing white mineral oil production at Calumet’s Karns City, Pennsylvania and Dickinson, Texas facilities. Calumet also has exclusive right to use certain LyondellBasell registered trademarks and tradenames including Tufflo, Duoprime, Duotreat, Crystex, Ideal and Aquamarine. The LyondellBasell Agreements were deemed effective as of November 4, 2009 upon the approval of LyondellBasell’s debtor motions before the U.S. Bankruptcy Court.

December 2009 Equity Offering

On December 14, 2009, Calumet completed a follow-on public offering of common units in which Calumet sold 3,000,000 common units to the underwriters at a price to the public of $18.00 per common unit and received net proceeds of approximately $51.1 million. In addition, on January 7, 2010 Calumet sold an additional 47,778 common units to the underwriters at a price to the public of $18.00 per common unit pursuant to the underwriters’ over-allotment option. In connection with this offering, Calumet’s general partner contributed an additional $1.1 million to Calumet to retain its 2% general partner interest.  Proceeds from this offering were used to finance working capital requirements related to the LyondellBasell Agreements and to repay borrowings under Calumet’s revolving credit facility.

Quarterly Distribution

On January 5, 2010, the Partnership declared a quarterly cash distribution of $0.455 per unit for the quarter ended December 31, 2009 on all outstanding units, an increase of $0.005 per unit compared to the third quarter of 2009. The distribution was paid on February 12, 2010 to unitholders of record as of the close of business on February 2, 2010.

Operations Summary

The following table sets forth unaudited information about our combined operations. Production volume differs from sales volume due to changes in inventory.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Sales volume (bpd):
Specialty products	25,939	21,848	25,671	28,112
Fuel products	30,517	26,325	31,415	28,120
Total (1)	56,456	48,173	57,086	56,232

Total feedstock runs (bpd) (2)(3)	57,148	51,055	60,081	56,243
Facility production (bpd):
Specialty products:
Lubricating oils	12,279	10,540	11,681	12,462
Solvents	7,397	7,062	7,749	8,130
Waxes	952	1,395	1,049	1,736
Fuels	979	1,360	853	1,208
Asphalt and other by-products	7,219	5,880	7,574	6,623
Total	28,826	26,237	28,906	30,159
Fuel products:
Gasoline	10,043	8,000	9,892	8,476
Diesel	13,194	9,891	12,796	10,407
Jet fuel	5,299	5,407	6,709	5,918
By-products	370	447	489	370
Total	28,906	23,745	29,886	25,171
Total facility production (3)	57,732	49,982	58,792	55,330
____________

(1)
Total sales volume includes sales from the production of our facilities and, beginning in 2008, certain third-party facilities pursuant to supply and/or processing agreements, and sales of inventories.

(2)
Total feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our facilities and certain third-party facilities pursuant to supply and/or processing agreements. The increase in feedstock runs in the fourth quarter of 2009 as compared to 2008 was primarily due to lower feedstock runs in late 2008 as a result of the economic downturn and the addition of the LyondellBasell Agreements effective in November 2009.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and, beginning in 2008, certain third-party facilities pursuant to supply and/or processing agreements. The difference between total production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss.  The change in production mix from 2008 to 2009 to higher fuels production is due to the economic impact of demand for certain specialty products.

Credit Agreement Covenant Compliance

Compliance with the financial covenants pursuant to Calumet’s credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters, and as of December 31, 2009, Calumet continued to be in compliance with all financial covenants under its credit agreements.

While assurances cannot be made regarding our future compliance with these covenants and being cognizant of the general uncertain economic environment, Calumet believes that it will continue to maintain compliance with such financial covenants.

Revolving Credit Facility Capacity

On December 31, 2009, Calumet had availability on its revolving credit facility of $107.3 million, based on a $194.0 million borrowing base, $46.9 million in outstanding standby letters of credit, and borrowings of $39.9 million. Calumet believes that it will have sufficient cash flow from operations and borrowing capacity to meet Calumet’s financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, Calumet is subject to business and operational risks that could materially adversely affect its cash flows. A material decrease in Calumet’s cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on Calumet’s borrowing capacity under its revolving credit facility and potentially Calumet’s ability to comply with the covenants under Calumet’s credit facilities. Substantial declines in crude oil prices, if sustained, may materially diminish Calumet’s borrowing base, which is based in part on the value of Calumet’s crude oil inventory, which could result in a material reduction in Calumet’s borrowing capacity under Calumet’s revolving credit facility. A significant increase in crude oil prices, if sustained, would likely result in increased working capital funded by borrowings under its revolving credit facility.

About the Partnership

The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products.

The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, February 17, 2010, to discuss the financial and operational results for the fourth quarter of 2009. Anyone interested in listening to the presentation may call 800-798-2884  and enter passcode 95049820. For international callers, the dial-in number is 617-614-6207 and the passcode is 95049820.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 73664682. International callers can access the replay by calling 617-801-6888 and entering passcode 73664682. The replay will be available beginning Wednesday, February 17, 2010, at approximately 4:00 p.m. until Wednesday, March 3, 2010.

The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases and decreases in crude oil and crack spread prices, including the impact on our liquidity; the results of the Partnership's hedging and risk management activities; the availability of, and the Partnership's ability to consummate, acquisition or combination opportunities; labor relations; the ability of the Partnership to comply with the financial covenants contained in its credit facilities; the Partnership's access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership's credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership's most recent Form 10-K and 2009 Forms 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership's actual results to differ materially from those contained in any forward-looking statement.

Non-GAAP Financial Measures

We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide quarterly and annual reconciliations of net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) an annual reconciliation to net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and meet minimum quarterly distributions;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income; (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; and (g) all non-recurring restructuring charges associated with the Penreco acquisition minus (3)(a) tax credits; (b) unrealized items increasing net income; (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage and interest coverage tests thereunder.

We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.

We define Distributable Cash Flow as Adjusted EBITDA less replacement capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited

Sales	$495,865	$498,680	$1,846,600	$2,488,994
Cost of sales	461,257	417,487	1,673,498	2,235,111
Gross profit	34,608	81,193	173,102	253,883
Operating costs and expenses:
Selling, general and administrative	8,873	4,601	32,570	34,267
Transportation	18,205	18,017	67,967	84,702
Taxes other than income taxes	683	1,213	3,839	4,598
Other	479	618	1,366	1,576
Operating income	6,368	56,744	67,360	128,740
Other income (expense):
Interest expense	(8,239)	(9,566)	(33,573)	(33,938)
Interest income	83	43	170	388
Debt extinguishment costs	—	—	—	(898)
Realized gain (loss) on derivative instruments	5,129	(45,861)	8,342	(58,833)
Unrealized gain on derivative instruments	6,064	17,320	23,736	3,454
Gain on sale of mineral rights	—	—	—	5,770
Other	(1,157)	(194)	(4,099)	11
Total other income (expense)	1,880	(38,258)	(5,424)	(84,046)
Net income before income taxes	8,248	18,486	61,936	44,694
Income tax (benefit) expense	81	(50)	151	257
Net income	$8,167	$18,536	$61,785	$44,437
Allocation of net income :
Net income	$8,167	$18,536	$61,785	$44,437
Less:
General partner’s interest in net income	163	371	1,236	889
Net income available to limited partners	$8,004	$18,165	$60,549	$43,548
Weighted average limited partner units outstanding — basic and diluted	32,786	32,232	32,372	32,232
Common and subordinated unitholders’ basic and diluted net income per unit	0.240	0.560	1.870	1.350
Cash distributions declared per common and subordinated unit	$0.455	$0.450	$1.805	$1.980

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2009	December 31, 2008
	Unaudited

ASSETS
Current assets:
Cash	$49	$48
Accounts receivable, net	122,768	109,556
Inventories	137,250	118,524
Derivative assets	30,904	71,199
Prepaid expenses and other current assets	8,672	5,824
Total current assets	299,643	305,151
Property, plant and equipment, net	629,275	659,684
Goodwill	48,335	48,335
Other intangible assets, net	38,093	49,502
Other noncurrent assets, net	16,510	18,390
Total assets	$1,031,856	$1,081,062
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$109,976	$93,855
Other current liabilities	20,165	23,360
Current portion of long-term debt	5,009	4,811
Derivative liabilities	4,766	15,827
Total current liabilities	139,916	137,853
Pension and postretirement benefit obligations	9,433	9,717
Other long-term liabilities	1,111	—
Long-term debt, less current portion	396,049	460,280
Total liabilities	546,509	607,850
Partners’ capital:
Partners’ capital	472,703	417,646
Accumulated other comprehensive income	12,644	55,566
Total partners’ capital	485,347	473,212
Total liabilities and partners’ capital	$1,031,856	$1,081,062

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2009	2008
	Unaudited
Operating activities
Net income	$61,785	$44,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,407	59,261
Amortization of turnaround costs	7,256	2,468
Provision for doubtful accounts	(916)	1,448
Non-cash debt extinguishment costs	—	898
Unrealized gain on derivative instruments	(23,736)	(3,454)
Loss on disposal of fixed assets	4,455	211
Gain on sale of mineral rights	—	(5,770)
Other non-cash activities	1,441	1,501
Changes in assets and liabilities:
Accounts receivable	(12,296)	45,042
Inventories	(18,726)	55,532
Prepaid expenses and other current assets	(8)	5,834
Derivative activity	8,531	41,757
Deposits	(2,840)	(4,000)
Other noncurrent assets	(6,889)	(10,211)
Accounts payable	15,951	(103,136)
Other current liabilities	(905)	(1,284)
Pension and postretirement benefit obligations	1,233	(193)
Other long-term liabilities	1,111	—
Net cash provided by operating activities	100,854	130,341
Investing activities
Additions to property, plant and equipment	(23,521)	(167,702)
Acquisition of Penreco, net of cash acquired	—	(269,118)
Settlement of derivative instruments	—	(49,746)
Proceeds from sale of mineral rights	—	6,065
Proceeds from disposal of property, plant and equipment	807	40
Net cash used in investing activities	(22,714)	(480,461)
Financing activities
Proceeds from borrowings – revolving credit facility	805,361	1,424,732
Repayments of borrowings – revolving credit facility	(868,000)	(1,329,150)
Repayment of borrowings – prior term loan credit facility	—	(30,099)
Proceeds from borrowings – existing term loan credit facility	—	385,000
Repayment of borrowings – new term loan facility	(3,850)	(9,915)
Discount on existing term loan	—	(17,400)
Debt issuance costs	—	(9,633)
Payments on capital lease obligation	(1,542)	(618)
Proceeds from public offerings, net	51,225	—
Contributions from Calumet GP, LLC	1,102	—
Change in bank overdraft	(3,013)	3,471
Purchase of common units for unit grants	(164)	(115)
Distributions to partners	(59,258)	(66,140)
Net cash provided by (used in) financing activities	(78,139)	350,133
Net increase in cash	1	13
Cash at beginning of year	48	35
Cash at end of year	$49	$48
Supplemental disclosure of cash flow information
Interest paid	$30,343	$33,667
Income taxes paid	$161	$30
Supplemental disclosure of noncash financing and investing activities
Equipment acquired under capital lease	$1,659	$171

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Unaudited
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income	$8,167	$18,536	$61,785	$44,437
Add:
Interest expense and debt extinguishment costs	8,239	9,566	33,573	34,836
Depreciation and amortization	15,707	16,177	62,103	56,045
Income tax (benefit) expense	81	(50)	151	257
EBITDA	$32,194	$44,229	$157,612	$135,575
Add:
Unrealized gain from mark to market accounting for hedging activities	$(4,027)	$(26,693)	$(14,458)	$(11,509)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(1,408)	(3,897)	2,863	4,009
Adjusted EBITDA	$26,759	$13,639	$146,017	$128,075
Less:
Replacement capital expenditures (1)	(1,048)	(887)	(13,787)	(6,304)
Cash interest expense (2)	(7,219)	(9,662)	(30,343)	(27,000)
Income tax expense	(81)	50	(151)	(257)
Distributable Cash Flow	$18,411	$3,140	$101,736	$94,514

____________

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Year Ended December 31,
	2009	2008
	Unaudited	Unaudited
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$146,017	$128,075
Add:
Unrealized gain from mark to market accounting for hedging activities	14,458	11,509
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(2,863)	(4,009)
EBITDA	$157,612	$135,575
Add:
Interest expense and debt extinguishment costs, net	(29,902)	(31,440)
Unrealized gain on derivative instruments	(23,736)	(3,454)
Income tax expense	(151)	(257)
Provision for doubtful accounts	(916)	1,448
Non-cash debt extinguishment costs	—	898
Changes in assets and liabilities:
Accounts receivable	(12,296)	45,042
Inventory	(18,726)	55,532
Other current assets	(2,848)	1,834
Derivative activity	8,531	41,757
Accounts payable	15,951	(103,136)
Other current liabilities	(905)	(1,284)
Other, including changes in noncurrent assets and liabilities	8,240	(12,174)
Net cash provided by operating activities	$100,854	$130,341

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UPDATE ON EXISTING COMMODITY DERIVATIVE INSTRUMENTS
December 31, 2009

Fuel Products Segment

The following tables provide information about our derivative instruments related to our fuel products segment as of December 31, 2009:

Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased	BPD	($/Bbl)
First Quarter 2010	1,800,000	20,000	$67.29
Second Quarter 2010	1,820,000	20,000	67.29
Third Quarter 2010	1,840,000	20,000	67.29
Fourth Quarter 2010	1,840,000	20,000	67.29
Calendar Year 2011	5,614,000	15,381	76.54
Totals	12,914,000
Average price			$71.31

Diesel Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
First Quarter 2010	1,170,000	13,000	$80.41
Second Quarter 2010	1,183,000	13,000	80.41
Third Quarter 2010	1,196,000	13,000	80.41
Fourth Quarter 2010	1,196,000	13,000	80.41
Calendar Year 2011	2,371,000	6,496	90.58
Totals	7,116,000
Average price			$83.80

Jet Fuel Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Calendar Year 2011	2,514,000	6,888	$88.51
Totals	2,514,000
Average price			$88.51

Gasoline Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
First Quarter 2010	630,000	7,000	$75.28
Second Quarter 2010	637,000	7,000	75.28
Third Quarter 2010	644,000	7,000	75.28
Fourth Quarter 2010	644,000	7,000	75.28
Calendar Year 2011	729,000729,000	1,997	83.53
Totals	3,284,000
Average price			$77.11

The following table provides a summary of these derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps disclosed above, all of which are designated as hedges.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2010	1,800,000	20,000	$11.32
Second Quarter 2010	1,820,000	20,000	11.32
Third Quarter 2010	1,840,000	20,000	11.32
Fourth Quarter 2010	1,840,000	20,000	11.32
Calendar Year 2011	5,614,000	15,381	12.16
Totals	12,914,000
Average price			$11.68

At December 31, 2009, the Company had the following derivatives related to crude oil sales and gasoline purchases in its fuel products segment, none of which are designated as hedges.

Crude Oil Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
First Quarter 2010	135,000	1,500	$58.25
Second Quarter 2010	136,500	1,500	58.25
Third Quarter 2010	138,000	1,500	58.25
Fourth Quarter 2010	138,000	1,500	58.25
Totals	547,500
Average price			$58.25

Gasoline Swap Contracts by Expiration Dates	Barrels Purchased	BPD	($/Bbl)
First Quarter 2010	135,000	1,500	$58.42
Second Quarter 2010	136,500	1,500	58.42
Third Quarter 2010	138,000	1,500	58.42
Fourth Quarter 2010	138,000	1,500	58.42
Totals	547,500
Average price			$58.42

To summarize, at December 31, 2009, the Company had the following crude oil and gasoline derivative instruments not designated as hedges in its fuel products segment. These trades were used to economically lock in a portion of the mark-to-market valuation gain for the above crack spread trades.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2010	135,000	1,500	$0.17
Second Quarter 2010	136,500	1,500	0.17
Third Quarter 2010	138,000	1,500	0.17
Fourth Quarter 2010	138,000	1,500	0.17
Totals	547,500
Average price			$0.17

At December 31, 2009, the Company had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges.

Jet Fuel Put Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	Average Sold Put ($/Bbl)	Average Bought Put ($/Bbl)
Calendar Year 2011	814,000	2,230	$4.17	$6.23
Totals	814,000
Average price			$4.17	$6.23

Specialty Products Segment

At December 31, 2009, the Company had the following crude oil derivative instruments related to crude oil purchases in its specialty products segment, none of which are designated as hedges.

Crude Oil Put/Swap/Call Contracts by Expiration Dates	Barrels	BPD	Average Bought Put ($/Bbl)	Average Swap ($/Bbl)	Average Sold Call ($/Bbl)
January 2010	186,000	6,000	$68.32	$80.43	$90.43
Totals	186,000
Average price			$68.32	$80.43	$90.43